EXHIBIT 1.1

                                                       2150 Scotia One
[BROCKER LETTERHEAD]                                 10060 Jasper Avenue
                                              Edmonton, Alberta T5J 3R8, Canada


                     Brocker Extends Expiry Date of Warrants


Edmonton,  AB - June 6, 2001. Brocker Technology Group Ltd. (Nasdaq:  BTGL, TSE:
BKI, http://www.brockergroup.com) announces that it has extended the expiry date of certain of its outstanding Share Purchase Warrants from June 15, 2001 until June 15, 2002. A total of 346,500 Share Purchase Warrants with an exercise price of $12.60 CDN (on a consolidated basis) were issued as part of Brocker's Special Warrant private placement completed in December of 1999. Given the current market price, Brocker decided to extend the Warrants for an additional year in order to increase the chances of their being exercised. If these Warrants are fully exercised it would provide the Company with proceeds of $4.3 million CDN. The extension is subject to an acceleration provision such that the Warrants will expire 30 days immediately following the time (if any) that the 10 day weighted average trading price of the Company's shares exceeds $14.82 CDN.

About Brocker Technology Group

Brocker Technology Group is a communications company focused on improving information flows by delivering innovation and market leadership in telecommunication services, e-commerce strategies and information management technologies. Brocker subsidiary, Datec also provides a broad range of IT and communications solutions to companies across the South Pacific.

For more information on Brocker Technology Group, please visit the website, www.brockergroup.com or contact:

     Nigel Murphy                               Robert Rowell
     Communications                             Investor Relations
     Tel: +64 9 374 2040                        Telephone: 1-800-299-7823
     e-mail: nmurphy@brockergroup.com           e-mail: rrowell@brockergroup.com

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.